Exhibit 10.5



                               Employment Contract

The undersigned:

     1.  PLAYLOGIC   INTERNATIONAL   N.V.,   having  its  registered  office  at
Concertgebouwplein 13, 1071 LL, Amsterdam, the Netherlands, hereinafter referred to as "the Employer";

and

     2. Stefan Layer, hereinafter referred to as "the Employee";

Declare to have agreed as follows:

     3. Commencement data of the Employment Contract and position

     3.1 The Employee enters into an employment contract with the Employer effective 1 April 2005 in the position of COO/ Vice President Marketing & Sales responsible for Marketing, Sales and Licensing and undertakes to perform all his duties which can be reasonably assigned to him by or on behalf of the Employer and which are related to the company of the Employer, to the best of his ability and in so doing, to comply with the instructions he receives from or on behalf of the Employer.

     3.2 The customary working week comprises 40 hours.

     4. Location where the work is to be performed

     4.1 Upon the conclusion of the Employment Contract, the work will be performed in Amsterdam.

     4.2 The Employer reserves the right to change the location where the work is to be performed. It is anticipated that the Employee will work from Frankfurt on Fridays unless company business requires different. When the company requires urgent business this day can change from Friday to Monday or the Employee is entitled to work the next week two days instead of one day from Frankfurt.

     5. Term of the Contract, trial period and termination

     5.1 The term of the Contract is a permanent contract.

     5.2 The first month after commencement of the contract will be a trial period. During this trial period every party has the right to terminate the contract with immediate effect.

     5.3 Without prejudice to the provisions in paragraph 3 of this Article concerning the trial period, after the trial period the Contract can be terminated with due observance of a term of notice of six (6) months for the Employer and a term of notice of three (3) months for the Employee.

     6. Salary and holiday allowance

     6.1 Upon the conclusion of the Contract, the salary is EUR 11.000,= gross per month.

     6.2 13th Month payment of EUR 11.000,= gross, payable in December of each year.

     6.3 The holiday allowance is 8% of the annual salary (EUR 10.560,=), to be paid in May of each year, in accordance with statutory rules.

     7. Profit sharing

     Employee is entitled to 1% of the net profit of the net consolidated year figures after company taxes of Playlogic International N.V. This amount shall be paid to the Employee thirty (30) days after approval of the annual report. For the first two years over the years April 2005 until April 2006 and April 2006 until April 2007 or the Employee will receive a minimum profit sharing of EUR 5.600,= gross per month. The (euro) 5600 is a minimum fee on profit, these are not in addition to one and other. If the 1% on profit exceeds the (euro) 5600 the employee is entitled to be paid the percentage on profit instead of the minimum fee.

     8. Overtime

     8.1 The Employee undertakes to work overtime, if reasonable, at the request of the Employer if the interests of the Employer require such overtime. General office hours are from 09:00h to 17:30h.

     8.2 The Employee receives no compensation for overtime.

     8. Costs

     9.1 The Employer shall compensate the Employee for reasonable costs incurred in the performance of his duties. Compensation is given in exchange for receipts, etc. This includes also phone expenses, fixed and mobile. The Employee is entitled to a company credit card for company expenses.

     9.2 The Employee is entitled to a company car, on basis of full operational lease (including fuel) for a maximum amount of EUR 1.400,= per month excl. VAT. The company car will be leased in Germany. When the Employee is in need of a car in The Netherlands for company purposes the Employer will arrange a substitute car. The employee is entitled to use the company car for business and private affairs. The wife of the employee is entitled to use the abovementioned company car too. The model and type of the company car are annexed to this agreement as Annex 4.

     9.3 The Employee is entitled to compensation for travel expenses once per week Frankfurt-Amsterdam by plane and vice versa. Travel arrangements will every year be made in consultation with the Employer. Parties will then agree on a maximum ticket price. Arrangements will then be made by the Employee. When the Employee travels for business purposes including transfers from Frankfurt to Amsterdam and v.v. the Employee is entitled to book business class.

     9.4 The Employee is entitled to compensation for housing expenses in Amsterdam (hotel, apartment, residence hotel, to be determined) with a target price of EUR 1.000,= per month. In addition the Employee will receive a cost of living allowance for meals etc. of (euro) 500,00 per month.

     9.5 The Employee is entitled to receive 50% of the cost of the premiums of his health insurance from the Employer.

     10. Shares

     10.1 The Employee shall receive 500.000 shares in the share capital of Playlogic International N.V. (hereinafter referred to as "the Shares") at nominal value ((euro) 0,05 per share). After a lock up period of two (2) years, the Employee is each year allowed to sell 50% of the Shares he at that time still owns, provided that in case of a listing on a Stock Exchange, the aforementioned is in accordance with the rules of such Stock Exchange. Taxation may take place on the (awarding or sale of) these shares. The Employer will pay for any taxation on these shares.

     10.2 When the Employee on his own demand terminates the Contract for any reason, the total amount of shares still owned by the Employee has to be sold back and transferred at nominal value to the same company of which the Employee bought the Shares from. The paid taxes will not be withheld form the salary of the Employee nor otherwise come for the account of the Employee.

     10.3 When the Employee will be dismissed with immediate effect, the total amount of shares still owned by the Employee has to be sold back and transferred at nominal value to the same company of which the Employee bought the Shares from. It is advisory to add a provision for the (re) payment of paid taxes on the shares if they have to be returned. The paid taxes will not be withheld form the salary of the Employee nor otherwise come for the account of the Employee.

     11. Holiday

     The Employee is entitled to 28 days' leave per calendar year, to be taken in proper consultation with the Employer. 15. Illness

     11.1 In the  event of  illness  in the sense of Book 7,  Section  629 Dutch
Civil Code, the Employee must report his illness to the Employer as soon as possible, but no later prior to 9.30 a.m. on the first day of illness. The Employee undertakes to comply with the rules related to reporting and monitoring in the case of illness, as adopted periodically by the Employer, and may be reasonable considering the fact that the Employee is living is Germany. The Employee is entitled to appoint a doctor in Germany to monitor his illness on behalf of the Employer (or its arbodienst).

     11.2 In the event of illness, the Employer shall pay 100% of the salary as referred to in Article 4.1 from the first day for a maximum period of 52 weeks, calculated from the first day of illness. 70% Of the salary as meant in article
4.1 will be paid by the Employer during a period with a maximum of 52 weeks counted from the first day of the 53rd week. The provisions apply if and insofar as the Employer is obligated to effect the payment referred to in Book 7,
Section 629 paragraph 1 Dutch Civil Code on the basis of the provisions in (3) to (7) inclusive, and (9) of Book 7, Section 629 Dutch Civil Code. In case applicable Law changes during the term of the Contract, Law shall prevail.

     11.3 In the event the payments the Employee may assert a claim for damages against a third party due to loss of income in connection with his illness ex
Article 6:107a of the Dutch Civil Code the Employee will assign his entitlement to damages up to the amount paid by the Employer to the Employer.

     12. Obligation of confidentiality

     12.1 The Employee undertakes, during the term of the Contract and following its termination for any reason whatsoever, not to make any statements in any way whatsoever to any party whatsoever (including other employees of the Employer, unless they should receive the information in connection with their duties for the Employer) concerning data of an evidently confidential nature, related to the business of the Employer, of which the Employee became aware in the scope of his duties for the Employer and the confidential nature of which he knows or should know, about Playlogic International N.V. and subsidiaries and her business.

     12.2 If the Employee acts in contravention of his obligations under the provisions in paragraph 1 of this Article, he shall forfeit a penalty of EUR 5,000 to the Employer, in contravention of Book 7, Section 650 (3), (4) and (5) Dutch Civil Code, without any requirement of notification of default, for every violation. The Employer may claim payment of total damages instead.

     13. Documents and data carriers

     13.1 The Employee is prohibited from retaining in any way whatsoever, documents and/or correspondence and/or other data carriers and/or copies thereof that belong to the Employer, with the exception of the extent to which that is required for the performance of his duties for the Employer. In any event, the Employee is obligated, without any request to that end being required, to immediately return such documents and/or correspondence and/or other data carriers and/or copies thereof to the Employer upon termination of the Employment Contract, or in the case of non-active status for any reason whatsoever.

     14. Non competition clause

     14.1 Upon termination of this Agreement Employer may ask Employee to enter into a non compete agreement with the provisions set out below in paragraph's
13.2 and 13.3. For entering into this agreement Employer shall pay Employee compensation equal to 50% of the average gross annual salary and profit share of the last twelve months as set out in article 4 and article 5 of this Contract.

     14.2 The Employee undertakes not to be employed by or involved in an undertaking active in a field equal to or otherwise competing with that of the Employer in the Netherlands, both during the employment contract and for a period of six months thereafter, directly nor indirectly, neither for himself nor for any other people, nor to render his intermediary services in any form whatsoever, directly nor indirectly. This obligation refers exclusively to any employment or involvement of the Employee as meant above within the field of Game Software Development.

     14.3 If the Employee should act contrary to his obligations under the provisions of the paragraphs 1 and 2 of this clause, he shall, contrary to paragraphs 3, 4 and 5 section 7:650 of the Civil Code and without any notice of default being required, forfeit to the Employer for each violation a penalty in the amount of EUR 5.000,=, together with a penalty in the amount of EUR 1000,= for each day on which the violation takes place and continues taking place. The Employer in turn shall be entitled to claim full and complete indemnification.

     15. Ban on ancillary jobs

     15.1 Without the prior written authorisation from the Employer, the Employee shall not accept any paid work with or for third parties within the field of Game Software Development and shall refrain from doing business for himself.

     15.2 The employee is allowed to be present in a 3rd parties Supervisory board after approval of Playlogic.

     16. Inventions and developments

     16.1 All works, names, symbols, logos, models, illustrations and/or inventions as well as all further developments and/or related changes realised by the Employee, either alone or in concert during the term of the Employment Contract (hereinafter jointly referred to as: the "Property"), belong to the Employer.

     16.2 The Employer holds all intellectual and industrial property rights on, related to and/or ensuing from the Property (hereinafter referred to as: the IP rights).

     16.3 To the extent possible by law, the Employee hereby waives his personal rights as referred to in Section 25 of the Dutch Copyright Act.

     16.4 The Employee hereby acknowledges that his salary includes compensation for the possible loss of the IP rights and that he is not entitled to any other compensation for that.

     16.5 Once the Employee realises one or more elements of the Property, the Employee shall immediately inform the Employer and, to the extent required by law, transfer the IP rights to the Employer upon first request, costs to be met by the Employer. Upon request of the Employer, costs to be met by the Employer, the Employee shall sign every written document required for the transfer, registration or maintenance of the IP rights in every country, and provide all other necessary cooperation. The Employee hereby irrevocably authorises the Employer to perform every legal act in the Employee's name, as referred to in this Article.

     17. Other schemes

     17.1 This Contract is not subject to all relevant provisions as contained in the house rules of Playlogic International N.V. The House rules [version @] are annexed to this agreement as Annex 3 and act merely as a guide for the top level management. All provisions will be adapted in the House rules of Playlogic International to be in accordance with this agreement.

     17.2 This Agreement is governed by and will be construed in accordance with the Dutch Law and the parties hereby submit to the exclusive jurisdiction of the Dutch Court.

     Thus agreed and prepared and signed in duplicate in Amsterdam, on January 12th 2005




____________________                                       ____________________
W.M. Smit                                                        S. Layer
President/ C.E.O.
Playlogic InternationalN.V.